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                                    EXHIBIT 23.2

                               ACCOUNTANTS' CONSENT



The Shareholders and Board of Directors
Thomas & Betts Corporation:

We consent to incorporation by reference in the Registration Statement Nos. 33-1403, 33-35297, 33-56789 and 33-68370 of Thomas & Betts Corporation on
Form S-8, Registration Statement Nos. 33-44153 and 333-34567 of Thomas &
Betts Corporation on Form S-3 and Registration Statement Nos. 33-14950, 333-893, and 333-15729 of Thomas & Betts Corporation on Form S-4 of our report dated February 6, 1997 (relating to the consolidated financial statements of Augat Inc. {a subsidiary of Thomas & Betts Corporation since December 11, 1996} and subsidiaries, not presented separately herein) appearing as Exhibit 99 in the Annual Report on Form 10-K of Thomas & Betts Corporation for the year ended December 28, 1997.


DELOITTE & TOUCHE LLP


Boston, Massachusetts
March 12, 1998


                                     EX-23.2